Perrigo Completes Divestiture of Dermacosmetics Business

• Advances key Three-S plan pillar, streamlining portfolio

• Upfront net proceeds of approximately €306 million will enable debt reduction

DUBLIN, April 30, 2026 – Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading global provider of consumer health products, today announced that it has completed the previously announced sale of its branded Dermacosmetics business to Karo Healthcare (“Karo”) for total consideration of up to €332.6 million. The transaction consists of €305.6 million in upfront cash, including €5.6 million in net working capital adjustments, and up to an additional €27.0 million contingent on the achievement of net sales milestones over the next three years. Brands sold in the transaction include ACO, Biodermal, Emolium, and Iwostin.

“This transaction marks another important milestone in the execution of our Three-S plan to Stabilize, Streamline, and Strengthen the Company,” said Patrick Lockwood-Taylor, President and Chief Executive Officer. “By further streamlining our portfolio and sharpening our focus on core categories, we are better positioned to leverage our competitive advantages and deliver more consistent and sustainable growth in shareholder value. Importantly, we expect the net proceeds from this transaction will be used primarily to reduce debt, enhancing our financial flexibility and strengthening our balance sheet.”

In calendar year 2025, Perrigo’s Dermacosmetics branded business generated approximately €120 million in net sales and represented approximately 5% of Perrigo’s adjusted operating income.

Advisors

Greenhill & Co., an affiliate of Mizuho, is serving as financial advisor to Perrigo, and Latham & Watkins is serving as legal advisor.

About Perrigo

Perrigo Company plc is a leading pure-play self-care company with over a century of experience in providing high-quality health and wellness solutions to consumers primarily in North America and Europe. As a pioneer in the over-the-counter (OTC) self-care market, Perrigo offers trusted self-care solutions that can be used without the need for a prescription, ensuring accessibility and choice for consumers across molecules, dosage forms, and value tiers.
Perrigo's unique business model leverages its complementary businesses, where cash-generative store brand private label offerings fuel investments for leading brands, including Opill®, Mederma®, Compeed®, EllaOne®, and Jungle Formula®.
For more information, visit www.perrigo.com.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the non-GAAP financial measures referred to in this press release.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies.

Perrigo Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our, or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” "forecast," “predict,” “potential” or the negative of those terms or other comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including the Company’s ability to realize the anticipated benefits of the divestiture, including the expected impact on its portfolio focus, financial flexibility, debt reduction, and balance sheet; the timing, amount and certainty of receipt of any contingent consideration under the transaction, which is subject to the future net sales performance of the disposed business; the actual use of net proceeds from the transaction; the effects of macroeconomic conditions, foreign currency exchange rates and tax matters related to the transaction; and general market, economic, competitive and operational conditions. These and other important factors, including those discussed in our Form 10-K for the year ended December 31, 2025 and in any subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Perrigo Contacts

Eric Jacobson, Vice President, Global Investor Relations
eric.jacobson@perrigo.com

Nick Gallagher, Associate Director, Global Investor Relations
nicholas.gallagher@perrigo.com

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURE
(in millions)
(unaudited)
	Twelve Months Ended December 31, 2025
Consolidated Continuing Operations	Net Sales	Operating Income

Reported	$4,253.1	$(1,122.2)

As a % of reported net sales		(26.4)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets		223.5
Restructuring charges and other termination benefits		71.9
Unusual litigation		59.0
Impairment charges(1)		1,363.1
Infant formula remediation		0.9
Other(2)		26.1
Adjusted Operating Income		$622.3
As a % of reported net sales		14.6%

Adjusted Operating Income in Euros(3)		€551.4

(1) During the twelve months ended December 31, 2025 impairment charges were due primarily to a total goodwill impairment of $1.3 billion and the existence of an other-than-temporary impairment of our equity method investment in Kazmira LLC and recorded an impairment charge of $33.6 million.
(2) Other pre-tax adjustments for the twelve months ended December 31, 2025 are partly due to $12.2 million of professional consulting fees for potential divestiture activity.
(3) Adjusted Operating Income was translated at the average exchange rate for the 2025 calendar year of 0.8860 EUR per USD.